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                                                                    Exhibit 99.1


                                  EXHIBIT 99.1

                                 REVOCABLE PROXY
                             PREMIER CONCEPTS, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR THE             , 2000 SPECIAL MEETING OF THE SHAREHOLDERS

The undersigned hereby appoints __________and ________, or either of them, as proxies, each with full power of substitution, to represent the undersigned and vote for and on behalf of the undersigned the number of shares of Common Stock of Premier Concepts, Inc. ("Premier Concepts ") held of record on _______, 2000 and which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held on ____________, 2000 at 11:00 a.m., local time, at 3033 South Parker Road, Suite 120, Aurora, CO 80014, and at any adjournments or postponements thereof.

The undersigned directs that this proxy be voted as follows:

1. A proposal to amend Premier Concepts' Articles of Incorporation to increase its authorized capital to include 120 shares of Series B Convertible Preferred Stock.

      FOR [ ]           AGAINST [ ]             ABSTAIN [ ]

2. A proposal that Premier Concepts issue 12,712,851 shares of common stock and 120 shares of Series B Convertible Preferred Stock pursuant to the Agreement and Plan of Merger, dated as of February 7, 2000, among Premier Concepts, AmazeMerger Co. and AmazeScape.com Inc.

      FOR [ ]           AGAINST [ ]             ABSTAIN [ ]

3. A proposal to amend Premier Concepts' Articles of Incorporation to change the corporation's name to "AmazeScape.com Inc."

      FOR [ ]           AGAINST [ ]             ABSTAIN [ ]

4.  A proposal to adopt the Premier Concepts, Inc. 2000 Stock Option Plan.

      FOR [ ]           AGAINST [ ]             ABSTAIN [ ]

5. A proposal to amend the Incentive Stock Option Plan of Premier Concepts to increase the number of shares of Premier Concepts common stock for which options may be issued thereunder from 165,000 to 272,500.

      FOR [ ]           AGAINST [ ]             ABSTAIN [ ]


                (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)
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In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting. The shares of stock represented by this proxy will be voted as specified above, unless otherwise directed. The undersigned hereby revokes any proxy or proxies heretofore given for such stock and ratifies and confirms all that the above-named proxies or their substitutes may lawfully do by virtue hereof. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" APPROVAL OF EACH PROPOSAL SET FORTH ON THE REVERSE SIDE HEREOF. PLEASE SIGN, DATE AND RETURN PROMPTLY USE THE ENCLOSED RETURN ENVELOPE.

Please sign and date this proxy exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

________________________________
(Signature)
________________________________
(Date)